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                                                                      EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Discover Card Master Trust I (Registration Number 333-37066) on Form S-3 of our Independent Accountants' Report dated January 12, 2001, pursuant to Section 3.08 of the Pooling and Servicing Agreement dated as of October 1, 1993, as amended, between Discover Bank (formerly Greenwood Trust Company) and U.S. Bank National Association (formerly First Bank National Association, successor trustee to Bank of America Illinois, formerly Continental Bank, National Association) as Trustee, appearing as Exhibit 99(B) to the Annual Report on Form 10-K of Discover Card Master Trust I for the period from December 1, 1999 through November 30, 2000.


                                                /s/ Deloitte & Touche LLP

February  23, 2001